Exhibit 10.1

                            AGREEMENT

          THIS AGREEMENT ("Agreement") made as of the 1st day of March, 1997, between SOVEREIGN BANCORP, INC., a Pennsylvania business corporation ("Sovereign"), SOVEREIGN BANK, a Federal Savings Bank (the "Bank"), and JAY S. SIDHU, an individual (the "Executive").

                           WITNESSETH

          WHEREAS, Sovereign, the Bank and the Executive entered into an Agreement dated as of January 1, 1991 (the "1991
Agreement"), regarding, among other things, the employment of the Executive by Sovereign and by the Bank; and

          WHEREAS, Sovereign, the Bank and the Executive entered into an amended and restated Agreement dated as of September 15, 1992 (the "1992 Agreement"), which Agreement terminated the 1991
Agreement; and

          WHEREAS, Sovereign, the Bank and the Executive desire to enter into a new Agreement regarding, among other things, the employment of the Executive by Sovereign and by the Bank and, concurrently therewith, to terminate the 1992 Agreement, all as hereinafter set forth.

                           AGREEMENT:

          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. Employment. Sovereign and the Bank each hereby employ the Executive, and the Executive hereby accepts employment with Sovereign and the Bank, on the terms and conditions set forth in this Agreement.

          2. Duties of Employee. The Executive shall perform and discharge well and faithfully such duties as an executive officer of Sovereign and of the Bank as may be assigned to the Executive from time to time by the respective Boards of Directors of Sovereign and of the Bank. The Executive shall be employed as President and Chief Executive Officer of Sovereign and of the Bank, and shall hold such other titles as may be given to him from time to time by the respective Boards of Directors of Sovereign and of the Bank. The Executive shall devote his full time, attention and energies to the business of Sovereign and of the Bank and shall not, during the Employment Period (as defined in Section 3 hereof), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this Section 2 shall not be construed as preventing the Executive from (a) investing the Executive's personal assets,
(b) acting as a member of the Board of Directors of Sovereign, the Bank or any other corporation or as a member of the Board of Trustees of any other organization, or (c) being involved in any other activity with the prior approval of the Board of Directors of Sovereign.

          3. Term of Employment. The Executive's employment under this Agreement shall be for a period (the "Employment Period") commencing upon the date of this Agreement and ending at the end of the term of this Agreement pursuant to Section 17 hereof, unless the Executive's employment is sooner terminated in accordance with Section 5 hereof or one of the following provisions:

               (a)  The Executive's employment under this
Agreement may be terminated at any time during the Employment Period for "Cause" (as herein defined), by action of the Boards of Directors of Sovereign and of the Bank, upon giving notice of such termination to the Executive at least fifteen (15) days prior to the date upon which such termination shall take effect. As used in this Agreement, "Cause" means any of the following events:

                    (i)  the Executive is convicted of or enters
     a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of forty-five (45) consecutive days;

                    (ii)  the Executive willfully fails to follow
     the lawful instructions of the Board of Directors of Sovereign or of the Board of Directors of the Bank after the Executive's receipt of written notice of such instructions, other than a failure resulting from the Executive's incapacity because of physical or mental illness;

                    (iii)  the Office of Thrift Supervision or
     any other government regulatory agency recommends or orders in writing that the Bank terminate the employment of the Executive with the Bank or relieve him of his duties as such relate to the Bank; or

                    (iv)  the Executive violates the covenant not
     to compete contained in Section 8 hereof.

Notwithstanding the foregoing, the recommendation or order of the Office of Thrift Supervision or any other government regulatory agency referred to in Section 3(a)(iii) shall not constitute "Cause" giving Sovereign the right to terminate this Agreement as it relates to Sovereign unless:

                    (i)  such recommendation or order results
     from an assessment against the Executive of a final unappealable civil monetary penalty ("tier 3") under
     Section 8(i)(2)(C) of the Federal Deposit Insurance Act; and

                    (ii)  such penalty is based on a knowing or
     reckless (a) violation of law or regulation, (b) unsafe or unsound practice, or (c) breach of fiduciary duty; and

                    (iii)  in the case of each of (a), (b) and
     (c) above, is either (A) intentionally concealed by the Executive from the Board (and is not actually known by the Board) or (B) committed by the Executive after repeated warnings by the Board or the Office of Thrift Supervision; and

                    (iv)  in the case of each of (a), (b) and (c)
     above, results in a substantial loss to Bank.

In addition, the Executive's employment under this Agreement shall not be deemed to have been terminated for "Cause" under Sections 3(a)(i) or (ii) above if such termination took place solely as a result of:

                    (i) questionable judgment on the part of the Executive;

                    (ii)  any act or omission believed by the
     Executive, in good faith, to have been in, or not opposed to, the best interests of Sovereign or of the Bank; or

                    (iii)  any act or omission in respect of
     which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Articles of Incorporation or By-laws of Sovereign or the Charter or By-laws of the Bank or the directors' and officers' liability insurance of Sovereign or the Bank, in each case as in effect at the time of such act or omission.

If the Executive's employment is terminated under the provisions of this Section 3(a), then all rights of the Executive under
Section 4 hereof shall cease as of the effective date of such termination.

               (b)  The Executive's employment under this
Agreement may be terminated at any time during the Employment Period without "Cause" (as defined in Section 3(a) hereof), by action of the Boards of Directors of Sovereign and of the Bank, upon giving notice of such termination to the Executive at least thirty (30) days prior to the date upon which such termination shall take effect. If the Executive's employment is terminated under the provisions of this Section 3(b), then the Executive shall be entitled to receive the compensation set forth in
Section 6.

               (c)  If the Executive retires or dies, the
Executive's employment under this Agreement shall be deemed terminated as of the date of the Executive's retirement or death, and all rights of the Executive under Section 4 hereof shall cease as of the date of such termination and any benefits payable to the Executive shall be determined in accordance with the retirement and insurance programs of Sovereign and of the Bank then in effect.

               (d)  If the Executive is incapacitated by
accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the services required of the Executive under Section 2 of this Agreement for a continuous period of six (6) months, then, upon the expiration of such period or at any time thereafter, by action of the Boards of Directors of Sovereign and of the Bank, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this
Section 3(d), then all rights of the Executive under Section 4 hereof shall cease as of the last business day of the week in which such termination occurs and the Executive will thereafter be entitled to the disability benefits provided under Section 7.

          4.   Employment Period Compensation.

               (a)  Salary.  For services performed by the
Executive under this Agreement, Sovereign and the Bank shall pay the Executive a salary, in the aggregate, during the Employment Period, at the rate of $295,000 per year, payable at the same times as salaries are payable to other executive employees of Sovereign or of the Bank. Sovereign and/or the Bank may, from time to time, increase the Executive's salary, and any and all such increases shall be deemed to constitute amendments to this
Section 4(a) to reflect the increased amounts, effective as of the dates established for such increases by the Board of Directors of Sovereign or of the Bank in the resolutions authorizing such increases.

               (b)  Bonus.  For services performed by the
Executive under this Agreement, Sovereign and the Bank shall pay the Executive a bonus, in the aggregate, during the Employment Period, in such amounts and at such times, annually, as is provided in such executive incentive plan for the Executive as shall be approved by the Board of Directors of Sovereign and in effect from time to time. In addition, Sovereign and/or the Bank may, from time to time, pay such other bonus or bonuses to the Executive as Sovereign and/or the Bank, in their sole discretion, deem appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Sovereign and/or the Bank to the Executive provided for in this Agreement.

               (c) Other Benefits. Sovereign and the Bank will provide the Executive, during the Employment Period, with insurance, vacation, pension, and other fringe benefits in the aggregate not less favorable than those received by other executive employees of Sovereign or of the Bank.

               (d) Salary Deferral. The Executive may request that the payment of any portion of his base salary for any year be deferred. Such request must be made in writing to Sovereign and the Bank before the beginning of such calendar year and must include the period of deferral requested by the Executive (the "Deferral Period"). If the Boards of Directors of Sovereign and of the Bank approve such request, the Executive shall be entitled to receive, at the end of the Deferral Period, the deferred portion of his base salary plus interest, which interest shall be computed by reference to an annual interest rate determined each year by the Board of Directors of Sovereign. Any salary which is deferred as described herein shall be credited to an account on the books of Sovereign and of the Bank established in the name of the Executive. However, this account shall not be funded, and neither Sovereign nor the Bank shall be deemed to be a trustee for the Executive with respect to any deferred salary. The liabilities of Sovereign and the Bank to the Executive hereunder are those of a debtor pursuant to such contractual obligations as are created by this Agreement. No liabilities of Sovereign and the Bank which arise under this Section 4(d) shall be deemed to be secured by any pledge or other encumbrance on any property of Sovereign or of the Bank. Sovereign and the Bank shall not be required to segregate any funds representing such deferred salary, and nothing herein shall be construed as providing for such segregation.

           5.  Resignation of the Executive for Good Reason.

               (a)  The Executive may resign for "Good Reason"
(as herein defined) at any time during the Employment Period, as hereinafter set forth. As used in this Agreement, "Good Reason" means any of the following:

                    (i)  any reduction in title or a material
     adverse change in the Executive's responsibilities or authority which are inconsistent with, or the assignment to the Executive of duties inconsistent with, the Executive's status as President and Chief Executive Officer of Sovereign and of the Bank;

                    (ii)  any reassignment of the Executive which
     requires the Executive to move his principal residence more than one hundred (100) miles from Sovereign's principal executive office on the date of this Agreement;

                    (iii)  any removal of the Executive from
     office except for any termination of the Executive's employment under the provisions of Section 3(a) hereof;

                    (iv)  any reduction in the Executive's annual
     base salary as in effect on the date hereof or as the same may be increased from time to time;

                    (v) any failure by Sovereign and/or the Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of Sovereign or of the Bank in which the Executive participated on the date hereof, or the taking of any action that would materially reduce any of such benefits, unless such reduction is part of a reduction applicable in each case to all employees;

                    (vi)  any delivery by Sovereign or the Bank
     to the Executive of the written notice of nonrenewal provided for in Section 17 hereof; and

                    (vii)  any material breach of this Agreement
     of any nature whatsoever on the part of Sovereign or of the Bank.

               (b) At the option of the Executive, exercisable by the Executive within 90 days after the occurrence of the event constituting "Good Reason," the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered to Sovereign and the Bank and the provisions of Section 6 hereof shall thereupon apply.

          6. Rights in Event of Certain Termination of Employment. In the event that the Executive resigns from employment for Good Reason, by delivery of a Notice of Termination to Sovereign and the Bank, or the Executive's employment is terminated by Sovereign and/or the Bank without Cause, Executive shall be entitled to receive the amounts and benefits set forth in this section.

               (a) The Executive will be paid an amount equal to five (5) times the sum of (i) the highest annual base salary paid to him at any time under this Agreement, and (ii) the average of the annual bonuses paid to him with respect to the three (3) calendar years immediately preceding the year of termination. Such amount will be paid to the Executive in sixty (60) equal monthly installments (without interest), beginning thirty (30) days following the date of termination of employment.

               (b) For a period of sixty (60) months following the date of termination of employment, the Executive shall receive a continuation of all life, disability, medical insurance and other normal benefits in effect with respect to Executive at any time during the two (2) years prior to his termination of employment, or, if Sovereign or the Bank cannot provide such benefits because the Executive is no longer an employee, a dollar amount equal to the cost to the Executive of obtaining such benefits (or substantially similar benefits). Notwithstanding the preceding sentence, however, neither Sovereign nor the Bank shall be required to continue to provide any specific benefit in the event the Executive secures substantially similar coverage through other employment (at the employer's cost). Executive agrees to promptly advise Sovereign and the Bank in the event the provisions of the preceding sentence become operable.

               (c) Upon full payment of the compensation due under Section 6(a) hereof or upon reaching the earliest age at which the Executive could retire under plans of Sovereign or of the Bank then in effect, whichever is later, Sovereign and the Bank shall pay to the Executive annual benefits for life equal to the difference between (i) what the Executive would be entitled to under the qualified and nonqualified retirement plans of Sovereign and of the Bank (including, without limitation, the Supplemental Executive Retirement Plan and any other enhanced retirement plans for executives) then in effect if he had remained in his position (at the annual salary and bonus determined under Section 6(a)) until such date as his employment pursuant to this Agreement would have otherwise terminated (after giving due effect to all extensions of the term of this Agreement occurring, pursuant to Section 17 hereof, on any dates prior to the date on which Executive became entitled to the compensation and benefits set forth in Section 6(a) and 6(b) hereof) and assuming that such benefits were paid in the form of a straight life annuity, and (ii) what he is in fact entitled to, calculated on the basis of straight life annuities, based on the actual date of termination. Any Social Security offset required under the plans will be the offset in effect on the date of this calculation.

               (d) In the event that the amounts and benefits payable under this section, when added to other amounts and benefits which may become payable to the Executive by Sovereign and/or the Bank, are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1996, as amended (the "Code"), Sovereign and the Bank shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation.
For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, state and local tax rates. All calculations required to be made under this subsection shall be made by Sovereign's independent certified public accountants, subject to the right of Executive's representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by Sovereign's accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code
Section 1274A for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

          7. Disability. In the event the Executive's employment is terminated pursuant to Section 3(d), he shall be entitled to the amounts and benefits set forth in this section.

               (a) The Executive shall be paid an amount equal to 80% of the sum of annual base salary and bonus determined in the same manner as provided in Section 6(a), less such disability benefit amounts as are paid to him under any plan maintained by Sovereign and the Bank. The amount determined in the preceding sentence shall be paid in monthly installments (without interest) until the earliest to occur of (i) the Executive's return to employment with Sovereign and the Bank, or any other employer,
(ii) his attainment of age 65, or (iii) his death. Equitable adjustment of the monthly amount payable hereunder shall be made during any period following the Executive's return to work on less than a full-time basis due to partial recovery.

               (b) The Executive shall continue to receive all life insurance, medical insurance and other normal benefits in effect with respect to the Executive at any time during the two
(2) years prior to his termination of employment, until the earliest event described in Section 7(a); provided, however, that any such benefit shall be continued to the extent he returns to work on less than a full-time basis and is therefore not entitled to coverage under his employer's plan or otherwise ineligible for such benefit. In addition, the gross amount described in
Section 7(a) and the related years over which such amount is paid shall be taken into account for qualified and nonqualified plan purposes, as compensation and years of service to the extent that such treatment will result in an increase in his overall retirement benefits.

          8.   Covenant Not to Compete.

               (a)  The Executive hereby acknowledges and
recognizes the highly competitive nature of the business of Sovereign and of the Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, the Executive shall not:

                    (i)  be engaged, directly or indirectly,
     either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of, any person, firm, corporation, or enterprise engaged, in (1) the banking or financial services industry, or (2) any other activity in which Sovereign or any of its subsidiaries is engaged during the Employment Period, in any county in which, at any time during the Employment Period or at the date of termination of the Executive's employment, a branch, office or other facility of Sovereign or any of its subsidiaries is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the "Non-Competition Area"); and

                    (ii)  provide financial or other assistance
     to any person, firm, corporation, or enterprise engaged in
     (1) the banking or financial services industry, or (2) any other activity in which Sovereign or any of its subsidiaries is engaged during the Employment Period, in the Non-Competition Area.

               (b) It is expressly understood and agreed that, although the Executive, Sovereign and the Bank consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for Sovereign and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in
Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

               (c) The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and ending on one of the following periods:

                    (i)  at the termination of the payments and
     benefits provided under Section 6 or 7, as applicable; provided, however, that this clause shall not apply in the event Executive's employment occurs following a Change in Control; or

                    (ii)  in all other cases, the date of
     Executive's termination of employment.

               (d)  For purposes of this Agreement, the term
"Change in Control" shall have the same meaning as is ascribed to such term in the Sovereign Bancorp, Inc. 1993 Stock Option Plan, as in effect on the date of this Agreement.

          9. Remedies. Executive acknowledges and agrees that the remedy at law of Sovereign and of the Bank for a breach or threatened breach of any of the provisions of Section 8 hereof would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Section 8 hereof, it is agreed that, in addition to the remedy at law, Sovereign and the Bank shall be entitled to, without posting any bond, and the Executive agrees not to oppose any request of Sovereign and the Bank for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Sovereign and the Bank from pursuing any other remedies available to them for such breach or threatened breach.

          10. Arbitration. Sovereign, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association ("Association") in Philadelphia, Pennsylvania. Sovereign and the Bank, or Executive, may initiate an arbitration proceeding at any time by giving notice to the others in accordance with the rules of the Association. The Association shall designate a single arbitrator to conduct the proceeding, but Sovereign and the Bank, and the Executive, may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Sovereign and the Bank, and the Executive, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

          11. Legal Expenses. Sovereign and/or the Bank shall pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement.

          12. Notices. Any notice required or permitted to be given under this Agreement shall, to be effective hereunder, be given to both Sovereign and the Bank, in the case of notices given by the Executive, and shall, to be effective hereunder, be given by both Sovereign and the Bank, in the case of notices given to the Executive. Any such notice shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the respective principal offices of Sovereign and of the Bank, in the case of notices to Sovereign and to the Bank.

          13. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive, an executive officer of Sovereign, and an executive officer of the Bank, each such officer specifically designated by the Boards of Directors of Sovereign and of the Bank, respectively. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          14. Assignment. This Agreement shall not be assignable by any party hereto, except by Sovereign and the Bank to any successor in interest to the respective businesses of Sovereign and the Bank.

          15. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and, in accordance with the provisions of
Section 23 hereof, supersedes any prior agreement of the parties.

          16.  Successors, Binding Agreement.

               (a)  Sovereign and the Bank will require any
successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Sovereign and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Sovereign and the Bank would be required to perform it if no such succession had taken place. Failure by Sovereign and the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement. As used in this Agreement, "Sovereign" and the "Bank" shall mean Sovereign and the Bank as hereinbefore defined and any successor to the business and/or assets of Sovereign and/or the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

               (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.

          17.  Termination.

               (a)  Unless the Executive's employment is
terminated pursuant to the provisions of Section 3 or Section 5 hereof, the term of this Agreement shall be for a five (5) year period commencing on March 1, 1997 and ending on February 28, 2002; provided, however, that this Agreement shall be automatically renewed on March 1, 1998 for the five (5) year period commencing March 1, 1998 and ending on February 28, 2003, unless either party shall give written notice of nonrenewal to the other party on or before December 31, 1997, in which case this Agreement shall continue in effect through February 28, 2002; and further provided that if this Agreement is renewed on March 1, 1998 it shall be automatically renewed on March 1 of each subsequent year (the "Annual Renewal Date") for a period ending five (5) years from each Annual Renewal Date unless either party shall give written notice of nonrenewal to the other party at least sixty (60) days prior to an Annual Renewal Date, in which case this Agreement shall continue in effect for a term ending four (4) years from the Annual Renewal Date immediately following such notice.

               (b) Any termination of the Executive's employment under this Agreement or of this Agreement shall not affect the benefit and noncompetition provisions of Sections 6, 7, 8 or 11 hereof, which shall survive any such termination and remain in full force and effect in accordance with their respective terms.

          18. No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor shall any amounts or benefits payable or provided hereunder be reduced in the event he does secure employment, except as otherwise provided herein.

          19. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In addition, if (a) this Agreement or any provision of this Agreement is determined or declared by a court or any governmental agency to be invalid or unenforceable as it relates to the Bank or (b) the Office of Thrift Supervision or any other government regulatory agency recommends or orders that the Bank terminate the employment of the Executive with the Bank or relieve him of his duties as such relate to the Bank, the Agreement or such provision shall nevertheless be and remain an obligation of Sovereign enforceable against it in accordance with its terms, notwithstanding any such determination or declaration of any such termination of the Executive's employment with the Bank.

          20. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflict of laws) of the Commonwealth of Pennsylvania.

          21. Headings. The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

          22. Guaranty. Sovereign hereby irrevocably and unconditionally guarantees to the Executive the full and timely performance by the Bank of each and every obligation of the Bank contained in this Agreement.

          23. Effective Date; Termination of Prior Agreement. This Agreement shall become effective immediately upon the execution and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement by the parties hereto, any prior agreement relating to the subject matter hereof, including without limitation the 1992 Agreement, shall be automatically terminated and be of no further force or effect.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             SOVEREIGN BANCORP, INC.

                             By/s/ Richard E. Mohn
                                        Chairman
(SEAL)
                             Attest:/s/ Lawrence M. Thompson, Jr.
                                        Secretary

                                      ("Sovereign")

                             SOVEREIGN BANK, a Federal Savings
                             Bank

(SEAL)                       By/s/ Richard E. Mohn
                                        Chairman

                             Attest:/s/ Lawrence M. Thompson, Jr.
                                        Secretary

                                         ("Bank")

Witness:

/s/ Patricia Zong            /s/ Jay S. Sidhu              (SEAL)
                                        Jay S. Sidhu

                                        ("Executive")